FORM 4

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

|_|  Check this box if no longer                             OMB APPROVAL
     subject to Section 16. Form 4                    OMB Number       3235-0287
     or Form 5 obligations may                        Expires:  February 1, 1994
     continue. See Instruction 1(b).                  Estimated average burden
                                                      hours per response.....0.5
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
1. Name and Address of Reporting Person     2. Issuer Name and Ticker or Trading Symbol     6.  Relationship of Reporting Person to
   Van Voorhis  A.      Rodger                 Advanced Machine Vision Corporation              Issuer (Check all applicable)
   ------------------------------------        ----------------------------------------
   (Last)   (Middle)   (First)              3. IRS or Social Security Number of                 |X| Director      |_| 10% Owner
   4217 West Fifth Avenue                      Reporting Person (Voluntary)                     |_| Officer       |_| Other
   ------------------------------------                                                             (give title       (specify
            (Street)                        4. Statement for Month/Year                              below)            below)
   Eugene      OR      97402                   June 1998
   ------------------------------------        ----------------------------------------
   (City)   (State)   (Zip)                 5. If Amendment, Date of Original
                                               (Month/Year)

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                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security | 2. Transaction Date | 3. Transaction | 4. Securities Acquired  |5. Amount of  |6. Ownership    |7. Nature
   (Instr. 3)        |    (Month/Day/Year) |    Code        |    (A) or Disposed of(D)|  Securities  |   Form: Direct |   Indirect
                     |                     |    (Instr. 8)  |    (Instr. 3, 4 and 5)  |  Beneficially|   (D) or (I)   |   Beneficial
                     |                     |                |                         |  Owned at    |   (Instr. 4)   |   Ownership
                     |                     |                |                         |  End of Month|                |   (Instr. 4)
                     |                     |                |                         |  (Instr. 3&4)|                |
                     |                     |----------------|-------------------------|              |                |
                     |                     | Code   |   V   | Amount | (A) or | Price |              |                |
                     |                     |        |       |        |  or    |       |              |                |
                     |                     |        |       |        | (D)    |       |              |                |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
Class A Common Stock |                     |        |       |        |        |       |   25,000 (1) |        D       |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
                     |                     |        |       |        |        |       |              |                |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
                     |                     |        |       |        |        |       |              |                |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
                     |                     |        |       |        |        |       |              |                |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
                     |                     |        |       |        |        |       |              |                |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or type responses)                                                                                                     (OVER)
                                                                                                                     SEC 1474 (3/91)
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FORM 4  (continued)
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
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                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of  |2. Conver-  |3. Trans-  |4. Trans-  |5. Number  |6. Date     |7. Title  |8. Price  |9. Number |10. Owner- |11. Nature
   Derivative|   sion or  |   action  |   action  |   of      |   Exercis- |   and    |   of     |   of     |    ship   |   of
   Security  |   Exercise |   Date    |   Code    |   Deriva- |   able and |   Amount |   Deriva-|   Deriva-|    Form   | Indirect
             |   Price of |   (Month/ |           |   tive    |   Expira-  |   of     |   tive   |   tive   |    of     | Beneficial
             |   Deriva-  |   Day/    |           |   Securi- |   tion     |   Under- |   Securi-|   Securi-|    Deriva-| Ownership
             |   tive     |   Year)   |           |   ties    |   Date     |   lying  |   ty     |   ties   |    tive   |
             |   Security |           |           |   Acquired|   (Month/  |   Securi-|          |   Benefi-|    Secur- |
             |            |           |           |   (A) or  |   Day/     |   ties   |          |   cially |    ity    |
             |            |           |           |   Disposed|   Year)    |          |          |   Owned  |    Direct |
             |            |           |           |   (D) of  |            |          |          |   at End |    (D) or |
             |            |           |           |           |            |          |          |   of     |    In-    |
             |            |           |           |           |            |          |          |   Month  |    direct |
             |            |           |           |           |            |          |          |          |    (I)    |
             |            |           |           |           |            |          |          |          |           |
             |            |           | (Instr.   | (Instr. 3,|            | (Instr.  | (Instr.  |  (Instr. |  (Instr.  | (Instr.
  (Instr. 3) |            |           |  8)       |  4 and 5) |            |  3 & 4)  |  5)      |   4)     |    4)     |  4)
-------------|------------|-----------|-----------|-----------|------------|----------|----------|----------|-----------|-----------
             |            |           |Code |  V  | (A) | (D) |Date|Expira-|Title|Amount|        |          |           |
             |            |           |     |     |     |     |Exer| tion  |     |or    |        |          |           |
             |            |           |     |     |     |     |cis-| Date  |     |Number|        |          |           |
             |            |           |     |     |     |     |able|       |     |Shares|        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
Convertible  |   $2.25    |  1/24/97  |     |     |$2.5 |     |1/24| 7/23/ |Class| 333, | $2.5   | $2.5     |     I     |    (2)
Note (2)     |            |           |     |     | Mil.|     |1997| 1999  |A    | 333  | Million| Million  |           |
             |            |           |     |     |     |     |    |       |Common      |        |          |           |
             |            |           |     |     |     |     |    |       |Stock|      |        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
Warrants (2) |   $2.25    |  1/24/97  |  J  |     | 750,|  D  |3/31| 7/23/ |Class| 333, |   (2)  | 250,000  |     I     |    (2)
             |            |           |     |     | 000 |     |1997| 2001  |A    | 333  |        |          |           |
             |            |           |     |     |     |     |    |       |Common      |        |          |           |
             |            |           |     |     |     |     |    |       |Stock|      |        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
             |            |           |     |     |     |     |    |       |     |      |        |          |           |
             |            |           |     |     |     |     |    |       |     |      |        |          |           |
             |            |           |     |     |     |     |    |       |     |      |        |          |           |
             |            |           |     |     |     |     |    |       |     |      |        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
Explanation of Responses:
(1) Shares are owned by Whamdyne LLC, which is 25% owned by Reporting Person.
(2) Derivative securities are owned by Veneer Technology, Inc., which is 25% owned by Reporting Person. The number of shares underlying the Convertible Note and Warrant represent that number of securities now obtainable through conversion due to achievement of earnings goals or exercise, respectively. Additional shares will become obtainable by converstion in the future on achievement of sales and earnings goals or passage of time.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U. S. C. 1001 and 15 U.S.C. 78ff (a).
                                                                                       /s/ Rodger A. Van Vorrhis          7/1/98
                                                                                   ________________________________    _____________
                                                                                   ** Signature of Reporting Person        Date

Reminder: Report on a separate line for each class of securities beneficially                                               (Page 2)
owned directly or indirectly. (Print or type responses)                                                              SEC 1474 (8/92)
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